Exhibit 10.87

Wells Fargo Bank, N.A. London Branch One Plantation Place 30 Fenchurch Street London EC3M 3BD United Kingdom Tel: +44 (0)20 7149 8100 Fax: +44 (0)20 7149 7220

Private and Confidential

To:	Orbital Gas Systems Limited (the “Customer”)

Cold Meece,

Stone, Staffordshire

ST15 0QN

United Kingdom

Attention:	Mr Simon Vinter

Mr Dan Ford

Mr Bill Clough

Date: September 13, 2016

Dear Sirs

ORBITAL GAS SYSTEMS LIMITED – GBP1,500,000.00 MULTI-CURRENCY OVERDRAFT FACILITY

We are pleased to set out in this facility letter (the Facility Letter) the terms and conditions on which Wells Fargo Bank N.A., London branch is willing to authorise an Overdraft on one or more the accounts that are maintained by you with the Bank.

The terms of the proposed facility are set out in Part I of this Facility Letter (the “Facility Terms”) and the Bank’s General Terms and Conditions for facilities of this nature set out in Part II of this Facility Letter (the “General Terms”). The Facility Terms and the General Terms will each form part of the agreement that is constituted by your acceptance of this Facility Letter.

If you would like to proceed with the proposed Overdraft Facility please confirm your agreement to and acceptance of the terms and conditions set out in this Facility Letter by signing the acceptance below. Customer should retain a copy of each of the Finance Documents (as defined below) for so long as it maintains any Account with the Bank.

Yours faithfully,

WELLS FARGO BANK, N.A., LONDON BRANCH

By:

Name:

Title

BORROWER ACKNOWLEDGEMENT

We acknowledge and agree to the terms and conditions of the Overdraft Facility as set out in the attached letter.

ORBITAL GAS SYSTEMS LIMITED

By:	By:

Name:	Name:

Title:	Title:

By:

Name:

Title:

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PART I: THE OVERDRAFT FACILITY

Bank:	Wells Fargo Bank, National Association, London Branch

Customer	Orbital Gas Systems Limited, a company incorporated in England and Wales with registered number [●] and with its registered address at Cold Meece, Near Stone, Staffordshire, ST15 0QN. United Kingdom

Parent	CUI Global, Inc., a company incorporated in the United States, with its registered address at 20050 SW 112th Avenue, Tualatin, Oregon, 97062, USA.

Overdraft Facility:	An uncommitted, multi-currency, payable on-demand overdraft facility

Facility Limit:	GBP £1,500,000.00 as at the Signing Date

Base Currency:	Sterling (£)

Optional Currencies:	Euro (€), United States Dollars (US$) and any currency agreed between the Bank and the Customer and designated as an Optional Currency

Base Currency Amount	The Base Currency Amount of any amount denominated in the Base Currency is its amount and of any amount denominated in an Optional Currency is that amount converted into the Base Currency at the Bank's spot rate of exchange for the purchase of the relevant Optional Currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on the Banking Day prior to the date on which such calculation is made

Facility Account:	The Base Currency Account and each Optional Currency Account and in each case includes any other account which is a successor to the account on any renumbering or re-designation of accounts

Base Currency Account	The Sterling (£) account in the name of the Customer and opened and maintained with the Bank, account number [●]

Optional Currency Account	Any account in the name of the Customer that is opened and maintained with the Bank for the deposit of any Optional Currency pursuant to clause 7 (Optional Currencies) of this Agreement

Margin:	2.25% per annum or such other amount as may be agreed between the Customer and the Bank in writing from time to time

Documentation Fee	£2,500

Termination Date:	The fifth anniversary of the Signing Date

Parent Guaranty	A guaranty governed by the laws of the State of New York granted by the Guarantor in favour of the Bank

Debenture	Debenture created by the Customer in favour of the Bank.

Finance Document	This Agreement, the Debenture and the Parent Guaranty are each a Finance Document, together with any other document designated as a Finance Document between the Customer and the Bank

Conditions precedent documents

a)    A copy of the constitutional documents of the Customer.

b)    A copy of the resolutions of the board of directors of the Customer (i) approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute the Finance Documents; (ii) authorising a specified person or persons to execute the Finance Documents; and (iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

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c)    A specimen of the signature of each person authorised by the resolution referred to.

d)    A certificate of a director of the Customer certifying that each copy document delivered as a condition precedent to this Agreement is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

e)    The Debenture

f)    The Parent Guaranty, together with appropriate resolutions and a certificate of incumbency.

g)    Evidence that the Customer has paid the Documentation Fee.

Signing Date	The date that this Agreement is constituted, being the date that the Customer delivers its executed counterpart of the Facility Letter to the Bank

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PART II: GERNERAL TERMS AND CONDITIONS

1.	INTERPRETATION

1.1	A reference to “this Agreement” is reference to the agreement constituted by the Customer’s acceptance of the terms of the Facility Letter.

1.2	Terms defined in the Commercial Account Agreement have the same meaning when used in this Agreement unless expressly defined in this Agreement. The principles of construction set out in the Commercial Account Agreement apply to this Agreement as though they were expressly set out in full in this Agreement, except that references to the Commercial Account Agreement will be construed as references to this Agreement

1.3	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement. The consent of any person who is not a party is not required to rescind or vary this Agreement at any time.

2.	GENERAL CONDITIONS

(a)	The Bank’s commercial account agreement relating to the operation of the Facility Accounts (the “Commercial Account Agreement”) from time to time shall apply to the Overdraft Facility except that Clause 10 (Overdrafts) of the Commercial Account Agreement) shall not apply to any Overdraft on a Facility Account arranged pursuant to this Agreement.

(b)	Where there is any conflict between the Commercial Account Agreement and any provision of this Agreement, the terms of this Agreement shall prevail insofar as the term relates to the Overdraft Facility.

3.	THE OVERDRAFT FACILITY

(a)	The Bank grants to the Customer the Overdraft Facility on the terms, and subject to the conditions, of this Agreement.

(b)	The Base Currency Amount the Overdrafts on the Facility Accounts shall not in aggregate exceed the Facility Limit.

4.	PURPOSE

The Overdraft Facility is being made available to finance the general corporate purposes of the Customer and for such other purposes as the Bank and the Customer may from time to time agree.

5.	AVAILABILITY AND TERM

(a)	The Overdraft Facility is available on each Facility Account and may be drawn by way of cash advances in the Base Currency or, subject to clause 7 below, any Optional Currency with any negative balance on a Facility Account representing an overdraft (an “Overdraft”).

(b)	Whilst it is the Bank’s present intention that the Overdraft Facility should remain available to the Customer unless and until the Termination Date occurs, notwithstanding any other provision of this Agreement the Bank nevertheless reserves the right to reduce or terminate the Overdraft Facility and make demand for all or any part of the sums outstanding hereunder at any time by written notice to the Customer.

(c)	From time to time the Bank may review the terms and conditions on which the Bank is willing to make the Overdraft Facility available to the Customer and may require that this Agreement is amended in order to reflect any changes to such terms and conditions in order for the Overdraft Facility to remain available.

(d)	The Overdraft Facility will not be available until the Bank has received all of the documents and other evidence listed in Part I under the heading “Condition precedent documents” in form and substance satisfactory to the Bank.

6.	REPAYMENT

The Customer shall immediately repay all amounts outstanding under the Overdraft Facility together with all accrued interest, costs and any other amounts due under this Agreement or any other Finance Document on demand at any time by the Bank.

7.	OPTIONAL CURRENCIES

(a)	The Customer may utilise the Overdraft Facility in an Optional Currency provided that an Optional Currency Account has been opened to take deposits in the relevant Optional Currency.

(b)	The equivalent in the Base Currency of any advance or drawing in an Optional Currency for the purposes of determining:

(i)	whether any limit under this Agreement has been exceeded;

(ii)	the amount that is available to be drawn under the Overdraft Facility; or

(iii)	the amount of any prepayment or repayment,

is its Base Currency Amount.

8.	INTEREST

(a)	Interest shall accrue on the daily Overdraft of each Facility Account at the per annum rate which is the aggregate of the Bank’s base rate applicable to that Facility Account and the Margin.

(b)	The Bank’s base rate may change from time to time with immediate effect. Details of the Bank’s current base rate can be obtained by contacting the Bank.

(c)	Accrued interest shall be payable monthly in arrear and shall be debited to the relevant Facility Account.

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(d)	Any sum payable hereunder which is not paid when due shall accrue interest on the overdue sum from the due date up to the date of actual payment (both before and after judgement) at a rate which is 3% per annum higher than the rate calculated pursuant to paragraph (a) above and shall accrue both before and after judgment. The Bank is not obliged to allow (or to continue to allow) any such excess borrowing.

(e)	Interest will be calculated on the basis of a 360 or 365 day year based on the convention for the currency of the relevant Facility Account and for the actual number of das elapsed.

(f)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each day but will remain immediately due and payable.

9.	TAX GROSS-UP AND INDEMNITIES

9.1	Tax definitions

In this Clause:

“Code” means the US Internal Revenue Code of 1986;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA; and

“FATCA Exempt Party” means a party to this Agreement that is entitled to receive payments free from any FATCA Deduction.

"ITA" means the Income Tax Act 2007.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.

"Tax Payment" means an increased payment made by the Customer to the Bank under Clause 9.2 (Tax gross-up) or a payment under Clause 9.3 (Tax indemnity).

"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

Unless a contrary indication appears, in this Clause a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

9.2	Tax gross-up

(a)	The Customer shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Customer shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Bank accordingly. Similarly, the Bank shall notify the Customer on becoming so aware in respect of a payment payable to the Bank.

(c)	If a Tax Deduction is required by law to be made by the Customer, the amount of the payment due from the Customer shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Customer is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Customer shall deliver to the Bank a statement under section 975 of the ITA or other evidence reasonably satisfactory to the Bank that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	The Customer and the Bank shall co-operate in completing any procedural formalities necessary for the Customer to obtain authorisation to make payments to be made by it without a Tax Deduction if it is able to do so in its jurisdiction of incorporation, including (but not limited to) the filing of a Form DTTP2 with HM Revenue & Customs.

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9.3	Tax indemnity

(a)	The Customer shall (within three Business Days of demand by the Bank) pay to the Bank an amount equal to the loss, liability or cost which the Bank determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Bank in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the Bank (A) under the law of the jurisdiction in which the Bank is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Bank is treated as resident for tax purposes; or (B) under the law of the jurisdiction in which the Bank's facility office (being the office from which it performs its obligations under this Agreement) is located in respect of amounts received or receivable in that jurisdiction;

(ii)	if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Bank; or

(iii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 9.2 (Tax gross-up) or relates to a FATCA Deduction required to be made by a Party;.

(c)	If the Bank makes (or intends to make) a claim under paragraph (a) above it shall promptly notify shall notify the Customer of the event giving rise to the claim

9.4	Tax credit

If the Customer makes a Tax Payment and the Bank determines that (a) a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required and (b) the Bank has obtained and utilised that Tax Credit, the Bank shall pay an amount to the Customer which the Bank determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Customer.

9.5	Stamp taxes

The Customer shall pay and, within three Business Days of demand, indemnify the Bank against any cost, loss or liability the Bank incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

9.6	VAT

(a)	All amounts expressed to be payable under a Finance Document by the Customer to the Bank which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by the Bank to the Customer under a Finance Document and the Bank is required to account to the relevant tax authority for the VAT, the Customer must pay to the Bank (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires the Customer to reimburse or indemnify the Bank for any cost or expense, the Customer shall reimburse or indemnify (as the case may be) the Bank for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Bank reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(c)	Any reference in this Clause to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).

(d)	In relation to any supply made by the Bank to the Customer under a Finance Document, if reasonably requested by the Bank, the Customer must promptly provide the Bank with details of the Customer's VAT registration and such other information as is reasonably requested in connection with the Bank's VAT reporting requirements in relation to such supply.

9.7	FATCA Information

(a)	Subject to paragraph (iii) below, each party shall, within ten Banking Days of a reasonable request by the other party:

(i)	confirm to the other party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party's compliance with FATCA or any other law, regulation, or exchange of information regime.

(b)	If a party confirms to the other party that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify the other party promptly.

(c)	This Clause shall not oblige the Bank or the Borrower to do anything which would or might in its reasonable opinion constitute a breach of: (i) any law or regulation; (ii) any fiduciary duty; or (iii) any duty of confidentiality.

(d)	If a party fails to confirm its status or to supply forms, documentation or other information requested in accordance with this clause then such party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

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9.8	FATCA Deduction

(e)	Each party to this Agreement may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party to this Agreement shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(f)	Each party to this Agreement shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the other party to this Agreement to whom it is making the payment.

10.	CURRENCY OF PAYMENTS

The Base Currency is the currency of account and payment for any sum due from the Customer under any Finance Document, provided that:

(i)	repayment of an Overdraft or a part of an Overdraft shall be made in the currency in which that Overdraft is denominated, pursuant to this Agreement, on its due date;

(ii)	each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued;

(iii)	each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred; and

(iv)	any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

11.	COSTS AND EXPENSES

All costs, charges and expenses incurred or suffered by the Bank, including, without limitation, legal costs, arising at any time in connection with the Overdraft Facility or with any security or guarantee in respect of all or any of the Customer’s obligations in connection with the Overdraft Facility, are payable by the Customer on demand on a full indemnity basis.

12.	REPRESENTATIONS AND WARRANTIES; GENERAL UNDERTAKINGS

12.1	Representations and warranties

(a)	The Customer makes the representations and warranties in this clause to the Bank on the Signing Date and on each date thereafter on which there is an Overdraft on any Facility Account.

(b)	Neither the Customer nor any of its subsidiaries:

(i)	is a Restricted Party; (ii) has, to the best of the Customer's knowledge after making due inquiry, received notice of any action, suit, proceeding or investigation against it with respect to Sanctions from any Sanctions Authority; or

(iii)	has used any revenue or benefit derived from any activity or dealing with any Restricted Party in discharging any obligation due or owing to the Bank.

(c)	The Customer conducts its businesses in compliance with applicable Anti-Corruption Laws has instituted and maintained policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws.

(d)	The operations of the Customer are, and have been, conducted at all times in compliance with applicable Anti-Money Laundering Laws.

(e)	No litigation, regulatory or administrative proceedings of or before any court, tribunal or agency with respect to any Anti-Money Laundering Laws have been started or (to the best of its knowledge and belief) threatened against it or any of its subsidiaries.

12.2	General undertakings

(a)	The Customer shall not (directly or indirectly) use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Facility:

(i)	to fund or finance any transactions that is prohibited by Sanction; or

(ii)	in any other manner which would result in any member of the Group or the Bank being in breach of any Sanctions or becoming a Restricted Party.

(b)	The Customer shall open and maintain each Facility Account with the Bank, which shall be and at all times shall remain its main operating current account(s), and, unless otherwise agreed with the Bank, the Customer shall ensure, as soon as practicable following the Signing Date, that its primary banking transactions are processed through the relevant Facility Account.

(c)	The Customer shall not enter into any banking or other credit facility arrangements or any interest rate or other exchange or hedging agreements other than with the Bank or otherwise incur any indebtedness for borrowed monies of whatsoever nature other than under the Overdraft Facility and any other agreements entered into with the Bank or as have been notified to the Bank and approved by the Bank in writing.

(d)	The Customer shall promptly upon the request of the Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Bank in order for the Bank to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws, regulations, applicable market guidance or internal policy.

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(e)	Customer shall deliver to the Bank, as soon as the same become available and in any event within: (i) 90 days of the end of each of its financial years, its audited consolidated financial statements for that financial year; and (ii) 30 days after the end of each quarter of each of its financial years, its consolidated financial statements for that financial quarter.

(f)	In this Agreement:

"Anti-Corruption Law" means (a) the US Foreign Corrupt Practices Act of 1977; (b) the UK Bribery Act 2010; and (c) any similar applicable laws or regulations in any jurisdiction in which Customer is located or doing business that relate to bribery or corruption.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which Customer is located or doing business that relate to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Restricted Party” means a person:

(a)	whose name is listed on, or is owned or controlled by a person whose name is listed on, or acting on behalf of a person whose name is listed on, any Sanctions List;

(b)	that is incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person incorporated under the laws of, a country or territory that is the target of country-wide or territory-wide Sanctions; or

(c)	that is otherwise the target of any Sanction.

“Sanctions” means the economic, financial or other sanctions laws, regulations or embargoes administered and enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means:

(a)	the United Nations Security Council;

(b)	the European Union; or

(c)	the governmental institutions and agencies of the United States of America, including, without limitation, the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) or the governmental institutions and agencies of the United Kingdom, including, without limitation, Her Majesty’s Treasury (“HMT”).

“Sanctions List” means each list maintained or public designation made by any Sanctions Authority in respect of the targets or scope of the Sanctions that are administered and enforced by that Sanctions Authority including, without limitation:

(a)	the “Specially Designated Nationals List” and the “Consolidated Non-SDN List” each administered and enforced by OFAC; and

(b)	the “Financial Sanctions: Consolidated List of Targets” administered and enforced by HMT,

in each case as amended, supplemented or substituted from time to time

13.	CHANGES TO THE PARTIES

Customer’s rights, benefits and interests under this Agreement are personal to Customer and are not capable of assignment, transfer or being charged and the Account or obligations shall not without Bank’s written consent be capable of being assigned, transferred or charged. Bank shall be entitled to assign or transfer all or part of its rights, benefits, interests and obligations under this Agreement to another party, and any successor to Bank shall succeed to Bank’s rights and responsibilities hereunder.

14.	PARTIAL INVALIDITY

If at any time any provision hereof is or becomes invalid, illegal or unenforceable in any respect under any law of any jurisdiction, the validity, legality and enforceability of the remaining provisions hereof and the validity, legality and enforceability of such provisions under the law of other jurisdictions shall not in any way be affected or impaired thereby.

15.	AMENDMENTS, REMEDIES AND WAIVERS

(a)	Except as provided in this Agreement, no amendment this Agreement shall be effective unless it is in writing and signed by, or on behalf of, each party to it (or its authorised representative) unless such amendment is made pursuant to a modification to the Commercial Account Agreement.

(b)	No failure to exercise, nor any delay in exercising, on the part of the Bank, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of the Bank shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

16.	GOVERNING LAW AND JURISDICTION

(a)	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

(b)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute")

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(c)	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(d)	This Clause is for the benefit of the Bank only. As a result, to the extent allowed by law (i) the Bank shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction; and (ii) the Bank may take concurrent proceedings in any number of jurisdiction.

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